                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Material Sciences Corporation
- - --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- - --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

      MATERIAL SCIENCES CORPORATION
      2300 EAST PRATT BOULEVARD
 LOGO ELK GROVE VILLAGE, ILLINOIS 60007

                                                                   May 17, 1995

Dear Shareholder:

  The 1995 Annual Meeting of Shareholders will be held on Thursday, June 22, 1995, at 10:00 a.m. CDT in the Shareholders Room on the 21st floor of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois. I hope you will attend. We will be voting on the election of directors, the approval of a proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees, and such other matters as may properly come before the meeting. We also will hear management's report regarding the past fiscal year's operations.

  The attached notice of meeting and proxy statement fully describe the matters upon which the shareholders will vote. It is important that your shares be represented, regardless of the number you own. Accordingly, I urge you to complete the enclosed proxy and promptly return it to us so that your shares can be voted at the meeting in accordance with your instructions.

                            Sincerely,

                            G. ROBERT EVANS
                            Chairman and Chief Executive Officer

      MATERIAL SCIENCES CORPORATION
      2300 EAST PRATT BOULEVARD
      ELK GROVE VILLAGE, ILLINOIS 60007
 LOGO

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

  The Annual Meeting of Shareholders of Material Sciences Corporation will be held on Thursday, June 22, 1995, at 10:00 a.m. CDT, at Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois, in the Shareholders Room (21st floor), for the following purposes:

    1. To elect a Board of seven directors;

    2. To consider and vote upon the approval of a proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees;

    3. To act upon such other matters as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on April 28, 1995, are entitled to notice of and to vote at this meeting and any adjournment thereof.

  Shareholders are requested to sign and date the enclosed proxy and promptly return it in the envelope enclosed for that purpose, whether or not they expect to be present at the meeting. Any person giving a proxy has the power to revoke it at any time prior to its exercise at the meeting.

                                        By Order of the Board of Directors,

                                        William H. Vrba
                                        Senior Vice President,
                                        Chief Financial Officer, and Secretary

Elk Grove Village, Illinois
May 17, 1995

 LOGO
      MATERIAL SCIENCES CORPORATION
      2300 EAST PRATT BOULEVARD
      ELK GROVE VILLAGE, ILLINOIS 60007

                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------

  This proxy statement is furnished to shareholders of Material Sciences Corporation ("MSC" or the "Company") in connection with the solicitation, by order of the Board of Directors of the Company (the "Board"), of proxies for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m. CDT, on Thursday, June 22, 1995, at the place and for the purposes set forth in the accompanying notice of the meeting.

  The accompanying proxy is solicited on behalf of the Board and is revocable at any time before the voting thereof by filing with the Secretary of the Company, prior to the shareholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the meeting. All outstanding shares of the Company's common stock, par value $.02 per share (the "common stock"), represented by properly executed and unrevoked proxies received in time for the meeting will be voted. Shares will be voted as instructed in the accompanying proxy on each matter to be submitted to shareholders. If no instructions are given, the shares will be voted for the election to the Board of the nominees indicated in the proxy, and for approval of the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees.

  The close of business on April 28, 1995, has been fixed as the record date for the determination of shareholders entitled to notice of and vote at the meeting. On that date, there were issued and outstanding 15,201,066 shares of common stock. The Company first sent this proxy statement and the accompanying form of proxy to shareholders entitled thereto on or about May 17, 1995.

  A majority of the outstanding shares of common stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the meeting. Each holder of common stock is entitled to one vote per share. If one or more shareholders give notice at the meeting before the voting of their intention to cumulate their votes in the election of directors, all shareholders entitled to vote shall have the right to so cumulate their votes. With cumulative voting, holders of common stock are entitled, for each share held by them, to one vote for each director being elected and may cast all such votes for a single nominee (who has been nominated prior to voting) or distribute them among two or more nominees. Under cumulative voting, the seven persons receiving the greatest number of votes shall be elected as directors. Broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) on the election of directors and shares as to which authority to vote for the election of one or more director nominees is withheld on the enclosed proxy will not be counted in determining which director nominees receive the greatest number of votes. Broker non-votes on the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees and shares as to which authority to vote for such proposal is withheld on the enclosed proxy will not be counted. Discretionary authority to cumulate votes is being solicited. If the vote is not conducted by cumulative voting, the holders of a majority of shares of common stock represented at the meeting in person or by proxy will be able to elect all the directors. The affirmative vote of the holders of a majority of the shares of common stock represented at the meeting in person or by proxy is required for approval of the proposal to amend the 1992 Omnibus Stock Awards Plan for Key Employees.

                             ELECTION OF DIRECTORS

  The seven persons listed below are proposed to be elected for a period to end at the 1996 Annual Meeting of Shareholders, when, they may be proposed to be re-elected or a successor is elected and qualified at that meeting or, as provided in the Company by-laws, upon earlier death, resignation or removal. Unless authority to vote for one or more nominees is withheld in the proxy, signed proxies that are returned will be voted for the election of the seven nominees listed below. All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends. All of the nominees presently are directors of the Company and were elected at the 1994 Annual Meeting.

  Certain information regarding the nominees, as of April 28, 1995, is set forth below, including their ages, the period each has served as a director, and the business experience of each during the past five years.

                               ----------------


              JEROME B. COHEN      DIRECTOR SINCE 1988

- - ------------
- - ------------  AGE 62

              Dr. Cohen has served as Dean of the Robert R. McCormick School of Engineering and Applied Science (formerly the Technological Institute) at Northwestern University since 1986. Dr. Cohen has been a professor of Materials Science at the Robert R. McCormick School of Engineering and Applied Science at Northwestern University since 1959, and was awarded the Engelhart Chair in Materials Science in 1974. In February 1993, Dr. Cohen was elected to the National Academy of Engineering.


              ROXANNE J. DECYK     DIRECTOR SINCE 1988

- - ------------
- - ------------  AGE 42

              Ms. Decyk is Vice President, Planning, for Amoco Oil & Gas, a subsidiary of Amoco Corporation, since June 1994, and was previously Vice President--Sales & Marketing-Polymers, Amoco Chemical Company, from March 1993 and before that was Vice President--Commercial and Industrial Sales for Amoco Oil Company, a producer of petroleum products, from May 1991. Previously, Ms. Decyk was Senior Vice President--Distribution of Navistar International Transportation Corporation ("Navistar"), a manufacturer of medium and heavy duty trucks from June 1989 until April 1991 and before that was Senior Vice President-- Administration for Navistar from 1986 until 1989. Prior to 1986, Ms. Decyk was Senior Vice President--Corporate Relations for Navistar. Ms. Decyk also serves as a director of Snap-On Tools, Inc., and Harris Bankcorp.


              EUGENE W. EMMERICH   DIRECTOR SINCE 1979

- - ------------
- - ------------  AGE 64

              Dr. Emmerich has served as President and Chief Executive Officer
              (CEO) of Cadtrak Corporation, a licensor of patented technology to the computer industry with emphasis on graphics related patents, for more than the past five years.

              G. ROBERT EVANS      DIRECTOR SINCE 1991

- - ------------
- - ------------  AGE 63

              Mr. Evans served as Chairman, President, and CEO of the Company from February 1991 until June 1991, and has since June 1991 served as Chairman and CEO. From July 1990 until joining the Company, Mr. Evans served as President, CEO, and a director of Corporate Finance Associates Illinois, Inc., a financial intermediary and consulting firm. From February 1987 until January 1990, Mr. Evans served as President, CEO, and a director of Bemrose Group USA, a British-owned holding company engaged in value-added manufacturing and sale of products to the advertising specialty industry. Prior to this, from August 1984 until January 1987, Mr. Evans served as President, CEO, and a director of Allsteel, Inc., a manufacturer of office furniture systems. Mr. Evans also serves as a director of Consolidated Freightways, Inc., Elco Industries, Inc., Fiberboard Corporation, and Swift Energy Company.


              E. F. HEIZER, JR.    DIRECTOR SINCE 1976

- - ------------
- - ------------  AGE 65

              Mr. Heizer is a venture capitalist involved in developing early stage companies for more than the past five years. He was formerly CEO of Heizer Corporation, a publicly-held business development company, from its founding in 1969 until 1985. Mr. Heizer also serves as a director of Amdahl Corporation, Chesapeake Energy Corporation, and Needham & Company, Inc.


              J. FRANK LEACH       DIRECTOR SINCE 1993

- - ------------
- - ------------  AGE 74

              Mr. Leach retired in 1993 as Vice Chairman of the Board of Consolidated Freightways Inc., the California based diversified trucking and transportation company. He had been a director of Consolidated Freightways since 1973 and President during 1990-1991. Since 1982 he has been a special partner of Sequoia Associates, a private investment firm. From 1972 to 1985, Mr. Leach was President, Chairman and CEO of Arcata Corporation, a printing and forest products company. Prior to that, Mr. Leach served as Executive Vice President and Chief Operating Officer
              (COO) of Bunker Ramo Corporation and President of Amphenol Electronics Corporation. Mr. Leach serves on the Boards of Basic American Foods, Inc., Champion Road Machinery Company, Ltd., Acme Fixture & Casework, Inc., Deanco, Inc., and Newell Industries, Inc.


- - ------------  IRWIN P. POCHTER     DIRECTOR SINCE 1982

- - ------------
              AGE 71

              Mr. Pochter retired as Chairman of the Illinois operations of Frank B. Hall & Co., an international insurance brokerage firm, in November 1987. Mr. Pochter had served in this capacity since June 1984.

COMMITTEES AND MEETINGS OF THE BOARD

  The Board held five meetings during fiscal 1995. Included among the committees of the Board are standing Audit, Compensation and Organization, and Technology Committees. During fiscal 1995, directors in total attended approximately 96% of the aggregate number of meetings of the Board and the committees on which they served.

  The Audit Committee, currently consisting of Messrs. Heizer (Chairperson), Leach and Pochter, met two times during fiscal 1995. The functions of this committee include recommending the selection of independent public accountants to the Board; reviewing the scope of the audits performed by the independent public accountants, the audit reports, and any recommendations made by them; reviewing in April of each year the results of the audit for the prior fiscal year with the independent public accountants before the shareholders' report for that fiscal year is released publicly; and reviewing any non-audit services provided by the independent public accountants.

  The Compensation and Organization Committee, currently consisting of Ms. Decyk (Chairperson) and Messrs. Heizer and Leach, met three times during fiscal 1995. The functions of this committee include determining, in consultation with the Company's Chairman and CEO, the compensation of the Company's officers; reviewing and approving bonus compensation paid to the Company's key employees; and reviewing and making recommendations to the Board with respect to the Company's compensation and benefit plans and policies.

  The Technology Committee, currently consisting of Drs. Cohen (Chairperson) and Emmerich, met three times during fiscal 1995. The functions of this committee include analyzing current technology and its use and application in the Company's processes; and evaluating technological developments and the suitability of new technology for the Company's operations.

  During fiscal 1995, directors who are not executive officers of the Company received an annual retainer of $15,000, plus $1,000 per meeting for attendance at Board meetings, $3,000 per year for chairing a Board committee, $1,000 per meeting for attendance at Board committee meetings, and reimbursement for normal travel expenses. In addition, each non-employee director receives an automatic grant of an option to purchase 18,000 shares of common stock of the Company at the fair market value on the date of grant every five years. Messrs. Heizer and Pochter and Dr. Emmerich will receive new grants in fiscal 1997 and Dr. Cohen, Ms. Decyk, and Mr. Leach will receive new grants in fiscal 1999 if at that time they are still serving as non-employee directors of the Company.

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

  The following table provides certain information, as of April 28, 1995 (except as otherwise noted), on the beneficial ownership of the common stock as to each director of the Company, the four most highly paid executive officers of the Company other than the CEO, and all officers and directors of the Company as a group. To the knowledge of the Company, each person has sole voting and investment power for the shares shown unless otherwise noted. The address of all officers and directors is the address of the Company.

                           NUMBER OF SHARES         SHARES UNDER                PERCENT
NAME                     BENEFICIALLY OWNED(1) EXERCISABLE OPTIONS(2)   TOTAL   OF CLASS
- - ----                     --------------------- ---------------------- --------- --------
Jerome B. Cohen.........          2,000                 3,600             5,600   (3)
Roxanne J. Decyk........          2,557                 3,600             6,157   (3)
Eugene W. Emmerich......          6,525                14,400            20,925   (3)
G. Robert Evans.........        104,629               116,100           220,729   1.5%
E. F. Heizer, Jr........        152,251                10,800           163,051   1.1%
J. Frank Leach..........          7,500                 7,200            14,700   (3)
Irwin P. Pochter........         69,376                14,400            83,776   (3)
Gerald G. Nadig.........         59,359                72,900           132,259   (3)
William H. Vrba.........         27,192                50,850            78,042   (3)
Frank D. Graziano.......         99,754                22,500           122,254   (3)
Anton F. Vitzthum.......         76,425                19,125            95,550   (3)
All officers and direc-
 tors as a group
 (19 persons)...........        762,747               426,225         1,188,972   7.8%

- - --------
(1) For purposes of the table, a person generally is deemed to be a beneficial owner of a security if such person has or shares voting power or investment power (including the power to dispose of the security) with respect to such security or has the right to acquire beneficial ownership thereof within 60 days. Does not include shares under exercisable options (which information is set forth separately).
(2) Includes shares subject to options that are exercisable on April 28, 1995 and options which become exercisable within 60 days thereafter.
(3) Less than 1%.

  During fiscal 1995, Frank J. Lazowski, Jr., an officer of the Company, was late in filing with the Securities and Exchange Commission one report relating to one transaction involving common stock. Also, during fiscal 1995, Roxanne J. Decyk, a director of the Company, was late in filing with the Securities and Exchange Commission five reports regarding six transactions relating to the purchase of common stock of the Company through an institutionally-held deferred compensation account.

                INFORMATION WITH RESPECT TO CERTAIN SHAREHOLDERS

  The following table sets forth certain information on the beneficial ownership of common stock as of April 28, 1995, by each person known by the Company to own beneficially more than five percent of the Company's outstanding common stock. To the knowledge of the Company, each shareholder has sole voting and investment power as to the shares shown.

                                                   NUMBER OF SHARES  PERCENT OF
      NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED  CLASS(1)
      ------------------------------------        ------------------ ----------
      The Prudential Insurance Company of Ameri-
       ca(2).....................................     1,200,700         7.9%
       Prudential Plaza
       Newark, New Jersey 07102-3777
      Stephens Capital Management(3).............       996,494         6.6%
       111 Center Street
       Little Rock, Arkansas 72201-4401
      Neuberger & Berman(4)......................       809,450         5.3%
       605 Third Avenue
       New York, New York 10158-3698

- - --------
(1) Based upon shares outstanding as of April 28, 1995.
(2) As reported in Schedule 13G filed with the Securities and Exchange Commission for December 1994.
(3) As reported in Schedule 13F filed with the Securities and Exchange Commission for March 1995.
(4) As reported in Schedule 13G filed with the Securities and Exchange Commission for December 1994.

                       COMPENSATION OF EXECUTIVE OFFICERS

I. SUMMARY COMPENSATION TABLE

  The following table discloses compensation received by the Company's chief executive officer and the four other most highly paid executive officers during fiscal 1995.

                                    ANNUAL
                                 COMPENSATION       LONG-TERM COMPENSATION
                                --------------- ----------------------------------
                                                       AWARDS             PAYOUTS
                                                -----------------------  ---------
                                                             SECURITIES  LONG-TERM
                                                RESTRICTED   UNDERLYING  INCENTIVE
                                                  STOCK       OPTIONS/     PLAN       ALL OTHER
NAME AND PRINCIPAL       FISCAL SALARY   BONUS   AWARD(S)       SARS      PAYOUTS    COMPENSATION
POSITION                  YEAR    ($)     ($)      ($)          (#)         ($)         ($)(3)
- - ------------------       ------ ------- ------- ----------   ----------  ---------   ------------
G. R. Evans.............  1995  316,000 200,610  440,000(1)    30,000(2)        0       10,281
Chief Executive           1994  282,200 200,000  513,000(4)    36,000(5)        0        8,718
Officer (CEO)             1993  265,000 132,500        0            0           0        6,378
G. G. Nadig ............  1995  240,000 140,191        0            0           0       14,502
Chief Operating           1994  213,700  93,914  342,000(6)    24,000(5)        0        4,442
Officer (COO)             1993  203,500  76,232        0            0     326,025(7)       706
W. H. Vrba..............  1995  174,400  92,627        0            0           0       15,151
Chief Financial           1994  164,500  73,181  149,625(6)    10,500(5)        0            0
Officer (CFO)             1993  158,200  58,756        0            0           0            0
F. D. Graziano..........  1995  128,600  61,124        0            0           0       14,217
Senior Vice               1994  121,300  47,384   85,500(6)     6,000(5)        0        3,639
President, Technology     1993  116,600  37,893        0            0     108,675(8)     2,640
A. F. Vitzthum..........  1995  119,000  55,800        0            0           0       13,247
Senior Vice President,    1994  113,600  53,268   53,438(6)     3,750(5)        0        3,429
Manufacturing             1993  108,700  35,094        0            0     144,900(9)     3,283

- - --------
(1) Restricted shares awarded April 21, 1994 (market price on date of grant was approximately $14.67) equal in number to 30,000 matching options granted on the same date. Subject to restrictions on transfer until April 21, 2002 (subject to acceleration if the market price of a share of common stock achieves certain levels, which may occur within three years). Total restricted stock holdings as of February 28, 1995 for Mr. Evans were 66,000 shares (the total of the restricted stock awarded on April 21, 1994 and September 22, 1993). Market value as of February 28, 1995 for such holdings was $1,047,750. Dividends, if any, are paid on restricted common stock in the same manner as they are paid on unrestricted common stock.
(2) 30,000 options were granted under the 1993 Restricted Stock/Stock Option Awards Program at an option price of approximately $14.67 (market price on the date of grant). Options fully vest on March 21, 2004 (subject to acceleration under certain conditions).
(3) Company matching contribution to the employee's Savings and Investment Plan contribution and, starting in fiscal 1995, payments for the Defined Contribution Plan.
(4) Restricted shares awarded September 22, 1993 (market price on date of grant was $14.25) equal in number to matching options granted on the same date. Subject to restrictions on transfer until September 22, 2001 (subject to acceleration if the market price of a share of common stock achieves certain levels, which may occur within three years).
(5) Granted under the 1993 Restricted Stock/Stock Option Awards Program at an option price of $14.25 (market price on the date of grant). Options fully vest on August 22, 2003 (subject to acceleration under certain conditions).

(6) Restricted shares awarded September 22, 1993 (market price on date of grant was $14.25) equal in number to matching options granted on the same date. Subject to restrictions on transfer until September 22, 2001 (subject to acceleration if the market price of a share of common stock achieves certain levels, which may occur within three years). Total restricted stock holdings as of February 28, 1995 for each of Messrs. Nadig, Vrba, Graziano, and Vitzthum were equal to the number of shares of restricted stock awarded on September 22, 1993. Market values as of February 28, 1995 for such holdings were $381,000, $166,688, $95,250, and $59,531, respectively.
    Dividends, if any, are paid on restricted common stock in the same manner as they are paid on unrestricted common stock.
(7) Restrictions lapsed on 27,945 shares of performance based restricted stock in fiscal 1994 (market price was approximately $11.67 when the restrictions lapsed). These shares were awarded in fiscal 1991 and relate to performance goals over the three year period ended February 28, 1993.
(8) Restrictions lapsed on 9,315 shares of performance based restricted stock in fiscal 1994 (market price was approximately $11.67 when the restrictions lapsed). These shares were awarded in fiscal 1991 and relate to performance goals over the three year period ended February 28, 1993.
(9) Restrictions lapsed on 12,420 shares of performance based restricted stock in fiscal 1994 (market price was approximately $11.67 when the restrictions lapsed). These shares were awarded in fiscal 1991 and relate to performance goals over the three year period ended February 28, 1993.

II. OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL REALIZABLE
                                                                         VALUE AT ASSUMED
                                                                       ANNUAL RATES OF STOCK
                                                                        PRICE APPRECIATION
                          INDIVIDUAL GRANTS                               FOR OPTION TERM
- - ---------------------------------------------------------------------- ---------------------
                                          % OF
                          NUMBER OF      TOTAL
                          SECURITIES  OPTIONS/SARS
                          UNDERLYING   GRANTED TO  EXERCISE
                         OPTIONS/SARS  EMPLOYEES   OR BASE
                           GRANTED     IN FISCAL    PRICE   EXPIRATION        5%      10%
NAME                         (1)          YEAR      ($/SH)     DATE    0%  ($23.90) ($38.05)
- - ----                     ------------ ------------ -------- ---------- --- -------- --------
G. R. Evans.............    30,000        63.1      $14.67   4/21/04   $ 0 $276,900 $701,400
G. G. Nadig.............       --          --          --       --     --       --       --
W. H. Vrba..............       --          --          --       --     --       --       --
F. D. Graziano..........       --          --          --       --     --       --       --
A. F. Vitzthum..........       --          --          --       --     --       --       --

- - --------
Note--The dollar amount of total shareholder gain after ten years at the 5% and 10% price appreciation rates would be $140,306,000 and $355,401,000 respectively. The dollar amount of named optionee gain after ten years at the 5% and 10% price appreciation rates would be $276,900 and $701,400 respectively. The percentage of named optionee gain to shareholder gain would be 0.2%.
(1) Options for Mr. Evans on 30,000 shares were granted at market price on date of grant (April 21, 1994) under the 1993 Restricted Stock/Stock Option Awards Program. These options, granted simultaneously with an equal amount of restricted stock, fully vest on March 21, 2004 and may vest earlier if the market price of common stock achieves certain levels and the matching restricted stock is held for two years after restrictions lapse on that restricted stock.

III. AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

  The following table provides information on option exercises and unexercised option values for the named executive officers.

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                            OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
                                                         AT FISCAL YEAR END        AT FISCAL YEAR END
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- - ----                     --------------- ------------ ----------- ------------- ----------- -------------
G. R. Evans.............      None           N/A        116,100      111,000    $1,230,080    $571,425
G. G. Nadig.............     18,000        $195,750      72,900       24,000    $  424,643    $ 39,000
W. H. Vrba..............      None           N/A         50,850       10,500    $  296,201    $ 17,063
F. D. Graziano..........      None           N/A         22,500        6,000    $  131,063    $  9,750
A. F. Vitzthum..........      None           N/A         19,125        3,750    $  111,403    $  6,094

Note--The reported value realized on exercised options is the market price on the exercise date less the exercise price; and the value of unexercised options is based on a market price of $15.875 (the actual market price at fiscal year end).

  The exercise price of all options granted to above named individuals (except for 18,000 options granted to Mr. Nadig in fiscal 1990 and exercised in fiscal
1995) was the fair market value of a share of common stock on the date of grant.

IV. LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                              NUMBER OF
                                            SHARES, UNITS,  PERFORMANCE OR OTHER
                                                  OR            PERIOD UNTIL
NAME                                       OTHER RIGHTS (#) MATURATION OR PAYOUT
- - ----                                       ---------------- --------------------
G. R. Evans...............................      30,000(1)          8 Years
G. R. Evans...............................      30,000(2)         10 Years
G. G. Nadig...............................        None
W. H. Vrba................................        None
F. D. Graziano............................        None
A. F. Vitzthum............................        None

- - --------
(1) Restricted shares awarded April 21, 1994 under the 1993 Restricted Stock/Stock Option Awards Program. Subject to restrictions on transfer until April 21, 2002 (subject to acceleration if the market price of a share of common stock achieves certain levels).
(2) 30,000 options granted under the 1993 Restricted Stock/Stock Option Awards Program at an option price of approximately $14.67 (market price on the date of grant). Options fully vest on March 21, 2004 (subject to acceleration under certain conditions).

                 COMPENSATION AND ORGANIZATION COMMITTEE REPORT

  One of the functions of the Compensation and Organization Committee is to establish and administer compensation plans for Material Sciences Corporation executive officers, review executive officer compensation levels and evaluate management performance. The Committee is composed of three independent, non-employee directors. Set forth below is a report submitted by the Compensation and Organization Committee regarding the Company's compensation policies and programs for executive officers for fiscal year 1995.

COMPENSATION PHILOSOPHY

  The MSC management compensation program is designed to reward outstanding performance and results. Compensation plans are designed to attract and retain top quality and experienced managers by providing the opportunity to earn above median cash compensation for superior corporate, business unit, and individual performance plus the opportunity to accumulate stock-based wealth commensurate with the long-term growth and value created for MSC's shareholders.

EXECUTIVE COMPENSATION COMPONENTS

  MSC's compensation program has the following components:

    . Base salaries at median competitive levels for similar-size companies in general industry:

      --Salaries reviewed annually.

      --Annual adjustments based on individual performance, changes in duties and responsibilities, and general movement in external salary levels.

    . Significant incentive opportunity for management employees:

      --Total (salary plus bonus) earnings opportunity between median and 60th percentile competitive levels for superior performance.

      --Significant variability based on individual performance.

      --Performance defined by a combination of corporate, business unit, and individual goals that are critical to the Company's success. Principal corporate and business unit goals are net income, operating profit, cost reduction, balance sheet management and quality. Each individual also has several specific financial, operational or strategic goals based on the individual's contribution to the achievement of the Company's business strategy.

    . Stock options to management employees at median to 75th percentile competitive levels for similar-size companies in general industry:

      --Options were granted in fiscal 1992 to management employees except the CEO, at the 60th percentile competitive level. These options have vested as of February 28, 1995. Effective March 1, 1995, a new option plan was adopted for management employees, including the CEO.

    . Special stock ownership long-term incentive to management employees:

      --One-time grant to management employees in fiscal 1994 to encourage and facilitate increased stock ownership and executive retention. CEO received two grants, one in fiscal 1994, and one in fiscal 1995.

      --Restricted Stock Award that vests after five years--sooner if aggressive share price targets are achieved--later if the stock price does not increase.

      --A matching Incentive Stock Option (ISO) Grant--which vests if the underlying restricted stock is held for two years--otherwise the ISO shares do not vest for nine years and eleven months.

      --Together with the "regular" stock options, this one-time grant puts the total long-term incentive package for management employees at the 75th percentile for similar-size companies in general industry.

FISCAL 1995 PERFORMANCE

  At the beginning of fiscal 1995, the Compensation and Organization Committee approved performance objectives for the Chairman and CEO. His performance relative to these objectives was the basis for determining his 1995 annual incentive award. Sixty percent of his potential award was based on the achievement of a corporate profitability objective. Corporate net income for 1995 was $16,740,000, a 41.8% increase over the prior year's earnings. The remaining forty percent of the CEO's annual incentive award was based on achievement of a combination of specific objectives, including margin improvement, company growth, succession planning and other objectives.

  Performance goals for the other executive officers were approved by the CEO at the beginning of the year. Performance measures and goals were similar to those of the CEO. Their performance for the year was evaluated by the CEO, who recommended annual incentive awards for each individual. These awards were reviewed and approved by the Compensation and Organization Committee.

FISCAL 1995 ACTIONS

  In fiscal 1995, under the special stock ownership long-term incentive described above, the CEO was granted 30,000 options and 30,000 restricted shares. All options were granted at the market price at the time of grant. Salaries were increased 12% for the CEO and an average of 8% for the other four named executives. In general, salary increases reflected individual performance and changes in the external compensation market. Following such action, Mr. Evans' base salary ranked less than the median for competitive pay in general industry for similar size companies.

  The CEO earned an annual incentive award of $200,610 for performance in fiscal 1995, based on the factors discussed above. This represents 63% of the CEO's annual base compensation. The other four named executives received annual incentive awards which averaged 53% of their annual base compensation.

  The Compensation and Organization Committee elected to take no action in fiscal 1995 with respect to Section 162(m) of the Internal Revenue Code. No MSC executive had compensation exceeding one million dollars.

COMPENSATION CONSULTANTS AND COMPETITIVE DATA

  The Compensation and Organization Committee has access to compensation consultants who work with the Committee from time-to-time on executive compensation matters. The Committee also has access to competitive data on compensation levels for officer positions.

     MATERIAL SCIENCES CORPORATION COMPENSATION AND ORGANIZATION COMMITTEE

                          Ms. Roxanne J. Decyk, Chairperson
                          Mr. E. F. Heizer, Jr.
                          Mr. J. Frank Leach

                                      MSC

                               PERFORMANCE GRAPH

  The following chart shows total shareholder returns, assuming $100 was invested on February 28, 1990 in Material Sciences Corporation, the S&P 500 Index, and the Comparator Group (as described below), with dividends, if any, reinvested through February 28, 1995.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURNS
                    VERSUS THE S&P 500 AND COMPARATOR GROUP

                                      LOGO

                                                  FEBRUARY 28 OR 29,
                                      ------------------------------------------
                                       1990    1991   1992   1993   1994   1995
                                      ------- ------ ------ ------ ------ ------
MSC.................................. $100.00 104.50 203.50 217.70 349.60 336.30
S&P 500.............................. $100.00 110.60 124.30 137.20 148.50 167.70
COMPARATOR GROUP..................... $100.00 127.70 183.80 208.40 183.40 205.80

COMPARATOR GROUP:     BRUSH WELLMAN
                      OPTICAL COATING LABORATORY
                      CHEMFAB
                      LOCTITE
                      SOUTHWALL TECHNOLOGIES
                      WORTHINGTON INDUSTRIES
                      STEEL TECHNOLOGIES

  At the conclusion of fiscal 1991, the Company's Board of Directors formed a new senior management team, including newly hired chief executive and chief financial officers. The following chart shows total shareholder returns, assuming $100 was invested on February 28, 1991 (the conclusion of fiscal 1991) in Material Sciences Corporation, the S&P 500 Index, and the Comparator Group (as described below), with dividends, if any, reinvested through February 28, 1995. As this chart demonstrates, under direction of new management, the stock of the Company has outperformed the S&P 500 and the Comparator Group.

                  COMPARISON OF 4-YEAR CUMULATIVE TOTAL RETURN
                    VERSUS THE S&P 500 AND COMPARATOR GROUP

                                      LOGO

                                                     FEBRUARY 28 OR 29,
                                             -----------------------------------
                                              1991    1992   1993   1994   1995
                                             ------- ------ ------ ------ ------
MSC......................................... $100.00 194.70 208.30 334.50 321.80
S&P 500..................................... $100.00 112.40 124.10 134.30 151.60
COMPARATOR GROUP............................ $100.00 143.90 163.20 143.60 161.10

COMPARATOR GROUP:     BRUSH WELLMAN
                      OPTICAL COATING LABORATORY
                      CHEMFAB
                      LOCTITE
                      SOUTHWALL TECHNOLOGIES
                      WORTHINGTON INDUSTRIES
                      STEEL TECHNOLOGIES

                        EMPLOYMENT AND OTHER AGREEMENTS

  The Company and Mr. Evans are parties to an Employment Agreement, effective February 27, 1991 (the "Employment Agreement"), under which Mr. Evans is serving as Chairman and CEO of the Company. The Employment Agreement was for an initial term through February 28, 1994 (with successive one-year renewals thereafter), and initially provided for a minimum base salary of $250,000.

  Under the Employment Agreement, Mr. Evans was granted 45,000 shares of common stock that vested on February 27, 1993.

  The Employment Agreement also confirmed the grant to Mr. Evans of options to purchase 180,000 shares of common stock at an exercise price of $5.28 per share (the fair market value on the date of the grant). The options granted to Mr. Evans expire approximately 10 years after grant and become exercisable in installments of 25% after 2, 3, 4, and 5 years of employment with the Company (subject to acceleration if the market price of a share of common stock achieves certain levels). One-half of the options that are not otherwise exercisable will become exercisable if, following a change in control of the Company, Mr. Evans' employment is terminated by Mr. Evans for good reason or by the Company without cause.

  In lieu of Mr. Evans' entering into a Supplemental Pension Plan Agreement (as described below), under the Employment Agreement, the Company has agreed to provide Mr. Evans with a supplemental pension that, when stated as a single life annuity commencing at age 65, will provide an annual benefit equal to 6% of his average base salary over the last 12 consecutive months of his employment with the Company, multiplied by the number of years (up to a maximum of five years) that Mr. Evans was employed by the Company, reduced by certain other benefits payable to Mr. Evans. A partial accrual of 1 1/2% per fiscal quarter is credited for any partial year of employment after February 27, 1994.

  Under the Employment Agreement, if Mr. Evans' employment is terminated by the Company without cause, he will continue to receive his salary and health benefits for 24 months after the date of termination. Under the Employment Agreement, if Mr. Evans' employment is terminated (a) after a change in control of the Company, (b) by the Company without cause or (c) by Mr. Evans for good reason, he will receive a lump sum payment equal to 200% of his base salary at the date of termination (except to the extent that these payments would constitute "parachute payments" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended) and health benefits for a period of 24 months following termination. As defined in the Employment Agreement, a "change in control" occurs (a) when any person or group becomes the owner of more than 35% of the outstanding common stock, (b) when the non-management directors of the Company as of February 26, 1991 (or their approved successors), cease to constitute a majority of the Board, or (c) when the Company undergoes a combination after which the shareholders of the Company before the combination hold less than 50% of the voting shares of the entity resulting from the combination, unless Mr. Evans (i) receives disproportionate payments (other than payments from employment arrangements or stock and option plans in place before the change in control) from, (ii) owns equity securities (not including ownership of less than one percent of a publicly traded company) in, or (iii) acquires ownership (on different terms than other shareholders) of equity securities of the entity owning such shares, sponsoring the change in directors or combining with the Company, or an affiliate thereof.

  In lieu of Mr. Vrba's entering into a Supplemental Pension Plan Agreement (as described below), the Company has agreed to provide Mr. Vrba with a supplemental pension that, when stated as a single life annuity commencing at age 65, will provide an annual benefit equal to 4% of his average base compensation of the two best consecutive calendar years preceding his retirement multiplied by the number of years (not to exceed five years) that Mr. Vrba was employed by the Company, payable for a period not to exceed 10 years, reduced by certain other benefits payable to Mr. Vrba.

  The Company has certain agreements with other executive officers (including the named executive officers) which provide for, among other things, severance benefits in certain circumstances.

                            EMPLOYEE AND OTHER PLANS

DEFINED BENEFIT PENSION PLAN

  On December 31, 1992, the Company froze its defined benefit pension plan and substituted a defined contribution plan for the benefit of all salaried employees of the Company, including executive officers, and certain salaried and hourly employees of its participating subsidiaries. A participant's benefits under the defined benefit pension plan were based on a percentage of compensation multiplied by that participant's years of credited service, and are funded by the Company and the participating subsidiaries. The current benefit formula, effective since January 1, 1989, is 1% of compensation for each year of credited service. A participant will be entitled to a benefit upon retirement at or after age 55 with five or more years of service, or upon termination with five or more years of service.

  All of the individuals named in the Summary Compensation Table were participants in the pension plan on December 31, 1992. The following table sets forth the estimated annual pension benefits under the pension plan payable at retirement at age 65 after selected periods of service. As described herein, the Company has entered into supplemental pension arrangements with certain executive officers. See "Supplemental Pension Plan Agreements" and, with respect to Mr. Evans and Mr. Vrba, see "Employment and Other Agreements."

                                               ESTIMATED ANNUAL PENSION BENEFITS
                                                         AT AGE 65(1)
                                               ---------------------------------
                                                                  20
         CAREER AVERAGE                        5 YEARS 10 YEARS  YEARS  30 YEARS
      COVERED COMPENSATION                     SERVICE SERVICE  SERVICE SERVICE
      --------------------                     ------- -------- ------- --------
          $ 50,000...........................  $ 2,500 $ 5,000  $10,000 $ 15,000
           100,000...........................    5,000  10,000   20,000   30,000
           150,000...........................    7,500  15,000   30,000   45,000
           200,000...........................   10,000  20,000   40,000   60,000
           250,000...........................   12,500  25,000   50,000   75,000
           300,000...........................   15,000  30,000   60,000   90,000
           350,000...........................   17,500  35,000   70,000  105,000

- - --------
(1) The amounts set forth in the table are on the basis of a straight life annuity and are not subject to reduction for Social Security benefits or other payments.

SUPPLEMENTAL PENSION PLAN AGREEMENTS

  The Company has entered into Supplemental Pension Plan Agreements (the "Supplemental Pension Plan Agreements") with 16 current employees, including all executive officers as of April 28, 1995 (except for Messrs. Evans and Vrba), which provide benefits in the event of termination of employment, disability, or death before retirement. The disability benefit consists of a monthly payment until death equal to 50% of an individual's average monthly compensation for the last 12 consecutive months prior to disability, less the sum of benefits otherwise receivable by an individual (collectively referred to as the "Other Benefits") from Social Security and any other pension or retirement programs (whether maintained by the Company or not). The benefit upon termination of employment consists of a monthly payment, beginning in the month after termination (but not before the individual's 60th birthday) and continuing for 120 months or, if earlier, the death of the individual, equal to a specified percentage of the individual's average monthly compensation for the last 12 consecutive months prior to retirement, less the sum of the Other Benefits. The percentage varies depending on the participant's age at employment termination, ranging from 50% at the age of 60 to 66 2/3% at age 65. The payments will be made to a surviving spouse in the event of such individual's death, but in no event will more than 120 payments be made. A participant becomes eligible to receive the termination benefit upon reaching age 60 or the completion of 10 years of consecutive employment, whichever comes first. The death benefit consists of a monthly payment to the surviving spouse, if any, beginning after a participant's death while employed by the Company and continuing for 120 months or, if earlier, until the death of the spouse, equal to 50% of the participant's average monthly compensation for the 12 consecutive months prior to the participant's death, less the sum of the Other Benefits.

  The Supplemental Pension Plan Agreements also provide that the payments described above in the event of employment termination will commence to a participant in the event that (1) any person acquires 25% or more of the voting power of the Company's capital stock and (2) the participant's employment is terminated other than for cause, disability, death, or voluntarily by the employee. For these purposes, termination of employment shall be deemed to occur after an individual's 65th birthday.

  The first Supplemental Pension Plan Agreements were entered into in June 1983. As of February 28, 1995, $1,412,130 had been accrued under the plan for current employees of which $796,674 had been accrued to be paid to executive officers as of April 28, 1995 and $549,391 for persons named in the Compensation Table (such accruals being $0, $138,805, $0, $172,844, and $237,742 for Messrs. Evans, Nadig, Vrba, Vitzthum, and Dr. Graziano, respectively).

                        1992 OMNIBUS STOCK AWARDS PLAN
                               FOR KEY EMPLOYEES

PROPOSAL TO AMEND THE 1992 OMNIBUS STOCK
AWARDS PLAN FOR KEY EMPLOYEES

  The Material Sciences Corporation 1992 Omnibus Stock Awards Plan for Key Employees (the "1992 Awards Plan") was discussed and adopted by the Board on February 27, 1992 and April 23, 1992, and was approved and adopted by the shareholders of the Company at their annual meeting on June 18, 1992.

  After reviewing the Company's current compensation programs and incentives for key employees and consideration of, among other things, incentive programs established by comparable companies, the Board adopted two amendments to the 1992 Awards Plan (the "Proposed Amendments") on March 2, 1995 (as further described below). The Board adopted the Proposed Amendments subject to approval and adoption by the shareholders of the Company and provided that if not approved, such amendments will terminate and be of no force or effect.

  For purposes of the following discussion, the 1992 Awards Plan as it exists prior to the effectiveness of the Proposed Amendments is referred to as the "Existing Plan," and as proposed to be amended, is referred to as the "1992 Awards Plan."

  The Proposed Amendments will (i) increase the aggregate number of shares of common stock with respect to which awards may be granted under the 1992 Awards Plan to an aggregate of 2,287,500 from 1,687,500/1/ shares of common stock and
(ii) require that, consistent with the Company's practice and intentions, all awards of stock options granted under the 1992 Awards Plan shall be issued at a per share option price not less than 100% of the fair market value (determined in accordance with procedures established by the Compensation and Organization Committee (the "Compensation Committee") of the Company's Board, the "fair market value") of a share of common stock on the date any such option is granted.
- - --------
/1/The aggregate number of shares of common stock with respect to which awards may be granted under the Existing Plan was adjusted pursuant to Section 4 of the Plan as a consequence of a 3 for 2 stock split effected in the form of a dividend. Before the Proposed Amendments and the stock split, an aggregate of 1,125,000 shares of common stock were issuable as awards under the Existing Plan.

  The Board believes that the first Proposed Amendment, which increases the aggregate number of shares of common stock with respect to which awards may be granted under the 1992 Awards Plan, is necessary for the Company to be able to provide appropriate incentives to key employees and to encourage greater teamwork through rewards linked to increases in the price of common stock. Further, the Board considers such amendment to be an integral part of its market-competitive compensation program that enhances the Company's ability to retain a superior management team. The Board expects that it will utilize the newly available shares under the 1992 Awards Plan available as a result of the Proposed Amendments beginning on or around March 1, 1996. As of April 28, 1995, of the 1,687,500 shares of common stock originally available for issuance upon the exercise or payment of awards granted under the Existing Plan, 42,375 shares of common stock remained available to be granted as awards.

  The Existing Plan places no restrictions on the per share option price at which the Company can issue options ("non-qualified options") that do not qualify under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Tax Code"), however it does require that grants of Incentive Stock Options that qualify under Section 422 of the Tax Code ("ISOs") be issued at not less than 100% of the fair market value of a share of common stock on the date the option is granted and that non-qualified options granted to optionees who are also directors of the Company be issued at not less than 75% of fair market value. The Company has never issued a non-qualified option under the 1992 Awards Plan with an exercise price less than 100% of the fair market value of a share of common stock on the date the option was granted and the Company does not presently intend to do so. The Board believes that it is in the best interests of the Company and its shareholders that the second Proposed Amendment be approved and that the Existing Plan be amended to provide that all options shall be issued at a per share option price not less than 100% of the fair market value of a share of common stock on the date the option is granted. Shareholders' approval of the second Proposed Amendment is not required by law, agreement or the rules of any exchange upon which the common stock is listed but is being submitted to shareholders as the Board believes it is a matter of interest to the shareholders.

  In the event that the Proposed Amendments are not approved by the Company's shareholders, the Existing Plan will continue in effect but the Company's ability to grant new awards under the Existing Plan will be constrained due to the limited number of shares of common stock that currently remain available for awards under such Plan.

  The complete text of the 1992 Awards Plan reflecting all amendments to date and the Proposed Amendments is set forth in Exhibit A attached hereto and should be read in its entirety by shareholders. The following description of the 1992 Awards Plan is qualified in its entirety by Exhibit A.

  Administration Eligibility. The Compensation Committee administers the 1992 Awards Plan, including the determination of employees eligible for participation and the form and amounts of awards. The Compensation Committee may, to the extent that any such action will not prevent the 1992 Awards Plan from complying with Rule 16b-3 ("Rule l6b-3") of the Securities Exchange Act of 1934 (as amended, the "Exchange Act"), delegate any of its authority thereunder to such persons as it deems appropriate. Under the 1992 Awards Plan, awards may be made to those employees of the Company and its subsidiaries (including the Company's executive officers) who are deemed to be key employees. As of April 28, 1995, there were approximately 165 persons (including all executive officers of the Company) eligible for participation under the 1992 Awards Plan.

  Limitations on Shares To Be Issued. After giving effect to the Proposed Amendments, a maximum of 2,287,500 shares of common stock will be authorized to be issued under awards granted under the 1992

Awards Plan. Shares covered by any award granted under the 1992 Awards Plan which subsequently expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of common stock will again be available under the 1992 Awards Plan. Based on the closing price of common stock on April 28, 1995, the aggregate market value of the total of 2,287,500 shares of common stock issuable under the 1992 Awards Plan (which includes 42,375 shares currently available for issuance under the Existing Plan and the additional 600,000 shares covered by the Proposed Amendments) is approximately $41,461,000. The calculation of the aggregate market value with respect to shares of common stock underlying options granted under the 1992 Awards Plan includes the exercise price paid to the Company for such common stock by each optionee (which, in accordance with the Proposed Amendments and the Company's past practice, is not less than 100% of the fair market value of a share of common stock on the date of grant of any such option).

  Awards. Awards may be in the form of stock options, stock appreciation rights ("SARs"), restricted stock or other awards.

  Options. Options granted under the 1992 Awards Plan may be either ISOs or non-qualified options or such other form of option as the Compensation Committee may determine. Each option will be exercisable immediately in full or will become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation Committee) over the option period as determined by the Compensation Committee. The expiration dates and the per share option price shall be determined by the Compensation Committee and specified in the option agreement, provided that the per share option price with respect to any options granted under the 1992 Awards Plan (including, without limitation, any ISOs) shall not be less than 100% of the fair market value of a share of common stock on the date the option is granted. Options may be exercised in whole or in part. Shares acquired by exercise of an option may be paid for, at the discretion of the Compensation Committee, either in cash, in common stock (valued at the fair market value thereof on the date of exercise), by a combination thereof or with any other consideration.

  SARs. The 1992 Awards Plan allows the Compensation Committee to grant awards in the form of SARs. An SAR entitles the holder to receive from the Company upon exercise an amount equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price multiplied by the number of shares of common stock as to which the holder is exercising the SAR. SARs may be awarded in tandem with any previously or contemporaneously granted option or independent of any option. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled. The amount payable upon exercise of a SAR may be paid by the Company in common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine.

  Incentive Awards of Restricted Stock. The 1992 Awards Plan allows the Compensation Committee to award shares of common stock to participants ("restricted stock"). The Compensation Committee will establish a restriction period (the "restriction period") for each restricted stock award. During this restriction period, shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except for such restrictions, the participant will have all the rights of a holder of common stock as to such restricted stock. The Compensation Committee may permit or require the payment of cash dividends to be deferred and, if the Compensation Committee so determines, reinvested in additional restricted stock or otherwise invested. Except as provided by the Compensation Committee, the participant will forfeit all shares of common stock still subject to restriction upon termination of such participant's employment for any reason during the restriction period.

  Other Awards. The 1992 Awards Plan allows the Compensation Committee to grant other awards, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of common stock, the performance of the participant or the performance of the Company. Such awards may be payable in common stock, cash or both. At the time of any such award, the Compensation Committee will, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation Committee will deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation Committee will determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

  Amendment. The Board or the Compensation Committee may amend, suspend or terminate the 1992 Awards Plan; provided, however, that no such amendment will be made without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed. No such amendment, suspension or termination will impair the rights of participants under outstanding awards without the consent of such participants or make any change that would disqualify the 1992 Awards Plan from the exemption provided by Rule 16b-3. Present regulations of the Commission require shareholder approval to effect certain amendments that would materially increase the benefits accruing to participants, materially increase the number of shares that may be issued, or materially modify the requirements for eligibility for participation under the 1992 Awards Plan. The Compensation Committee may amend or modify any award to the extent that the Compensation Committee would have had the authority under the 1992 Awards Plan to initially grant such award.

  Adjustments; Sale of the Company. Appropriate adjustments will be made by the Compensation Committee in the maximum number and kind of shares of common stock to be issued under the 1992 Awards Plan and awards granted thereunder to give effect to any stock splits, stock dividends and other relevant changes in the Company's capitalization. If the Company will effect a merger, consolidation or other reorganization pursuant to which the outstanding shares of common stock will be exchanged for shares or other securities of the Company or any other corporation, the Company will use its best efforts to provide in any related agreement or plan that any holder of an award under the 1992 Awards Plan will receive in such transaction, as further described in the 1992 Awards Plan, such kind and number of shares or other securities of the Company or such other corporation as the Compensation Committee deems equitable and appropriate. For example, an optionee would have the right to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or other such corporation which would have been issuable to him in respect of the number of shares of common stock which were subject to such option immediately prior to the effective date of such transaction if such shares had been then owned by him. Any such adjustment would be effected so that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after given effect to such adjustment and the aggregate option price of such shares or other securities will be substantially equal to (but will not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. If the adjustments described above have not been made with respect to any options, SARs or restricted stock issued pursuant to the 1992 Awards Plan by the date ten days prior to the scheduled effective date of any such merger, consolidation or other reorganization, then such options and SARs will become exercisable in full and the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock will lapse as of such date.

  Upon the approval of the Company's shareholders of a merger, consolidation or other reorganization pursuant to which the outstanding shares of the Company's common stock are to be exchanged for cash, or upon the adoption by shareholders of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to the 1992 Awards Plan will lapse and all options outstanding under the 1992 Awards Plan will become exercisable in full.

  Federal Income Tax Consequences. The following discussion is a brief summary of the current federal income tax rules (including proposed regulations) relevant to stock options, SARs, restricted stock awards and other awards granted to individuals who are U.S. citizens or residents. The rules governing the tax aspects of these items are highly technical and subject to change.

  Non-Qualified Options and SARs. The grant of a non-qualified option or SAR with an exercise price per share not less than the fair market value of a share of common stock on the date of grant does not result in any taxable income to the recipient or deduction for the Company. However, when any such option is exercised (assuming the common stock acquired is not restricted stock for purposes of Section 83 of the Tax Code) the excess of the fair market value on the exercise date of the shares acquired over the aggregate exercise price (the "spread") will be taxable to the holder as ordinary compensation income. Similarly, when an SAR is exercised, the amount paid to the holder will be taxable as ordinary compensation income. In both cases, the Company will generally be entitled to a tax deduction in an amount equal to the income taxable to the holder.

  The optionee's tax basis in shares acquired upon exercise of a non-qualified option will equal the optionee's fair market value on the exercise date and the optionee's holding period for such shares will begin on the day after the exercise date.

  ISOs. An optionee will not be required to report taxable income on the grant or exercise of an ISO. The spread at exercise will, however, constitute an item includible in alternative minimum taxable income and may thereby subject the optionee to the alternative minimum tax.

  Upon the disposition of shares acquired pursuant to the exercise of an ISO ("ISO shares") after the later of (a) two years from the date of the grant of such ISO and (b) one year from the date such ISO was exercised (the "ISO Holding Period"), the optionee will have a long-term capital gain or loss, as the case may be, measured by the difference between the selling price and the exercise price. In such case, the Company is not entitled to any tax deduction.

  In general, if an optionee disposes of ISO shares before the expiration of the ISO Holding Period (i.e., makes a "disqualifying disposition"), an amount equal to the spread at exercise will be taxable as ordinary income to the optionee at the time of the disposition. If the selling price is greater than the fair market value of the shares on the date of exercise, the excess will be taxable to the optionee as capital gain (long-term or short-term, depending upon whether the optionee held the ISO shares for more than 12 months). Except in certain limited circumstances (such as a disposition by gift or by sale to a related person), if the selling price is less than the fair market value of the shares on the date of exercise, the difference will ordinarily reduce the amount of ordinary income taxable to the optionee.

  In the case of a disqualifying disposition, the Company generally is entitled a tax deduction in the same amount as the optionee's ordinary income. The Company is not entitled to any deduction with respect to an optionee's capital gains.

  Use of Stock to Pay Exercise Price. If an optionee delivers shares of previously-acquired common stock ("old shares"), however acquired, in payment of all or part of the exercise price of a non-qualified option, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received at exercise on a share-for-share basis. Assuming any additional shares received ("new shares") are not subject to restrictions, their fair market value at the exercise date will be taxable to the optionee as ordinary compensation income. The tax basis for the new shares will equal their fair market value on the exercise date and the holding period for such shares will begin on the day after the exercise date. The Company will generally be entitled to a tax deduction equal to the optionee's ordinary income.

  If an optionee delivers old shares (other than old shares acquired upon exercise of an ISO and not held for the ISO Holding Period) in payment of all or part of the exercise price of an ISO, any appreciation or depreciation in the value of the old shares after their acquisition dates is not taxable as a result of such delivery. The optionee's tax basis in, and holding period for, the old shares will carry over to the same number of shares received (the "replacement shares") on a share-for-share basis. However, under proposed regulations, if there is a later disposition of the replacement shares, satisfaction of the ISO Holding Period will be measured from the date those shares were actually received (and not their holding period for other purposes), and, if the result is a disqualifying disposition of the replacement shares, the consequences will be computed as if the optionee had paid fair value for the replacement shares at the time they were actually received (even though that may be different than their tax basis for other purposes). With respect to any new shares received, the optionee will have a tax basis equal to the amount of the exercise price paid in cash (if any), and the holding period will begin on the day after the exercise date. If there is a later disposition of the new shares, satisfaction of the ISO Holding Period will be measured from the date those shares were actually received, and the federal tax consequences will be based on the amount actually paid for the new shares (which should be the same as their tax basis for other purposes). Proposed regulations provide that when an ISO is exercised using old shares, a later disqualifying disposition of the shares received will be deemed to be a disposition of the shares having the lowest tax basis first.

  If an optionee pays the exercise price of an ISO in whole or in part with old shares that were acquired upon exercise of an ISO and that have not been held for the ISO Holding Period, the optionee incurs ordinary compensation income (but not capital gain) under the rules applicable to disqualifying dispositions, and the Company will generally be entitled to a corresponding compensation expense deduction. An optionee's basis in the replacement shares received is increased by the amount of the ordinary income recognized. Other than this recognition of ordinary income and the corresponding increase in basis, the rules described in the previous paragraph apply.

  Restricted Stock. Unless the Compensation Committee specifies otherwise in making a restricted stock award, a recipient of restricted stock may make an election under Section 83(b) of the Tax Code ("Section 83(b)") to have the value of such restricted stock (without any reduction for restrictions which will lapse at some point in time) taxed as ordinary compensation income at the date of receipt. In that case, any future appreciation or depreciation in the value of the restricted stock will be taxed as capital gain or loss upon a subsequent sale of the shares. If no such Section 83(b) election is made, the recipient will not be taxed at the time of receipt, but will be taxed on ordinary compensation income equal to the value of the restricted stock on the date the restrictions expire. In either case, the Company is generally entitled to a corresponding tax deduction equal to the amount of ordinary compensation income recognized by the recipient. If no Section 83(b) election is made, dividends paid on restricted stock are treated as compensation income to the recipient and are generally deductible by the Company until the restrictions expire.

  Other Awards. Because other awards can take many forms, it is not possible to describe in general terms what the tax treatment will be.

  Tax Withholding. The Company will withhold applicable federal and state income taxes and will require, when applicable, that participants pay to the Company, in addition to any exercise price, amounts required for any such withholding. The Compensation Committee has other rights and powers which it may exercise to satisfy any withholding or tax due with respect to any amount payable or shares issuable under the 1992 Awards Plan. If the Compensation Committee consent and other required conditions are met, participants may satisfy all or part of such tax obligation by having the Company withhold shares of common stock otherwise issuable under awards or by delivering previously owned shares to the Company.

  Section 16(b) Consequences. If a participant receives restricted stock or acquires shares on exercising an option and an immediate sale of such shares could subject such participant to liability under Section 16(b) of the Exchange Act ("Section 16(b)"), such risk of liability may cause the date for determining the fair value and the acquisition date of the shares to be delayed. Due to recent revisions in the regulations adopted by the Commission under Section 16(b), the application of this rule for delaying the determination date is uncertain. However, the IRS will almost certainly limit the delay to no more than six months from the date of receipt or acquisition. This issue may be avoided (so that the actual acquisition date and fair value on that date are used) by filing an election under Section 83(b) of the Tax Code.

VOTE REQUIRED

  The Proposed Amendments require approval by the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy. If vote is made by proxy and if no contrary specification is indicated on the proxy card, the shares represented thereby will be voted for approval of the Proposed Amendments. If approval of the Proposed Amendments is not received within the time period specified in the 1992 Awards Plan, the Proposed Amendments will terminate and be of no force or effect. In this event, the Existing Plan will continue in effect but the Company's ability to grant new awards under the Existing Plan will be constrained due to the limited number of shares of common stock that currently remain available for awards under such Plan.

                  THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF
                           THE PROPOSED AMENDMENTS TO
              THE 1992 OMNIBUS STOCK AWARDS PLAN FOR KEY EMPLOYEES

1995 OPTION PROGRAM
UNDER THE EXISTING PLAN

  On March 2, 1995, the Board approved the 1995 Option Program (the "1995 Option Program") under the Existing Plan for the purpose of providing incentive awards to the key employees of the Company and its subsidiaries.

  Stock Option Grants. Under the 1995 Option Program, the Compensation Committee approved the grant of stock options to purchase an aggregate of approximately 330,375 shares of common stock of the Company to persons selected by the Compensation Committee. Approximately 165 key employees of the Company and its subsidiaries were granted a stock option under the 1995 Option Program. No other grants were approved under the 1995 Option Program. The grant under the 1995 Option Program was based on shares of common stock available under the Existing Plan and before the adoption of the Proposed Amendments by the Board, and as a result the 1995 Option Program is not subject to shareholder approval of the Proposed Amendments.

  The options granted under the 1995 Option Program (the "1995 Options") are subject to time vesting, and vest in three equal installments on the first, second and third anniversary of grant if the optionee is employed by the Company on such anniversary date and has served continuously and without interruption in the employment of the Company from the date of grant until such anniversary date. The per share exercise price for each 1995 Option granted is $16.25, which is 100% of the fair market value of a share of common stock on March 1, 1995, the date the options were granted. The 1995 Options expire on the tenth anniversary of grant, but if an optionee ceases to be employed by the Company for any reason, the option expires three or twelve months (depending on the reason for cessation) following cessation of employment. Any leave of absence for periods and purposes conforming to the personnel policies of the Company and approved by the Compensation Committee shall not be deemed cessation or interruption of employment. The 1995 Options and any rights thereunder may not be transferred except by will or the laws of descent and distribution, and during the lifetime of each optionee the option shall be exercisable only by the optionee or his or her legal representative. All of the 1995 Options are non-qualified options.

                                 MISCELLANEOUS

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Proposals of shareholders intended to be presented at the 1996 Annual Meeting must be received by the Company by January 17, 1996, to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to Secretary, Material Sciences Corporation, 2300 East Pratt Boulevard, Elk Grove Village, Illinois 60007.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

  The Board and management do not now intend to present, nor do they know of any others who intend to present, any matters at the Annual Meeting of Shareholders other than those disclosed in the notice of the meeting. Should any other matter requiring a vote of the shareholders arise, however, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote such shares on any such other matter in accordance with their best judgment.

SOLICITATION OF PROXIES

  The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers, and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of the common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. In addition, the Company expects to pay $3,500, plus expenses, for assistance by Corporate Investor Communications, Inc. ("CIC") in the solicitation of proxies. Some of the officers and other employees of the Company and CIC may solicit proxies personally, by telephone, telegraph, or mail. The officers and employees of the Company will not receive any additional compensation for such activities.

                                    AUDITORS

  Representatives of Arthur Andersen LLP, the Company's auditors, are expected to be present at the annual meeting and will be available to respond to questions and may make a statement if they so desire.

                                          By Order of the Board of Directors,

                                          William H. Vrba
                                          Senior Vice President,
                                          Chief Financial Officer, and
                                           Secretary

                                          Material Sciences Corporation

Elk Grove Village, Illinois
May 17, 1995

                                                                       EXHIBIT A

                         MATERIAL SCIENCES CORPORATION
                         1992 OMNIBUS STOCK AWARDS PLAN
                               FOR KEY EMPLOYEES
              (As Proposed to Be Amended Effective March 2, 1995)

  1. Purpose. The purpose of this 1992 Omnibus Stock Awards Plan for Key Employees (this "Plan") is to provide incentives to management and other key employees of Material Sciences Corporation (the "Company") and its subsidiaries through rewards based upon the ownership and performance of the common stock of the Company, $.02 par value per share ("common stock").

  2. Limitations on Shares To Be Issued. The number of shares of common stock with respect to which awards may be granted under this Plan and which may be issued upon the exercise or payment thereof shall not exceed, in the aggregate, 2,287,500 shares, provided, however, that to the extent any awards hereunder expire unexercised or unpaid or are cancelled, terminated or forfeited in any manner without the issuance of shares of common stock thereunder, such shares shall again be available under this Plan. Shares of common stock issued under this Plan may be authorized and unissued shares of common stock, treasury stock, or a combination thereof, as the Compensation Committee (the "Compensation Committee") of the Board of Directors of the Company (the "Board") shall determine.

  3. Awards. The Compensation Committee may grant to those persons who it deems to be key employees of the Company or any subsidiary of the Company (collectively, the "participants"), in accordance with this Section 3 and the other provisions of this Plan, stock options, stock appreciation rights ("SARs"), restricted stock and other awards.

  (a) Options.

  (i) Options granted under this Plan may be either incentive stock options ("ISOs") which qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify under such Section ("non-qualified options"), or in such other form, consistent with this Plan, as the Compensation Committee may determine. Each option granted under this Plan shall be evidenced by a written agreement between the Company and the optionee, and such written agreement shall specify whether such option is intended to be an ISO or a non-qualified option. Each option shall be exercisable immediately in full or shall become exercisable in installments (based on the passage of time, achievement of performance targets or both as determined by the Compensation Committee) over the option period in such percentages of the total number of shares covered by the option as shall be determined by the Compensation Committee and stated in the agreement evidencing such option.

  (ii) The per share option price shall be a price determined by the Compensation Committee and specified in the option agreement, provided that the per share option price with respect to any options granted under this Plan (including, without limitation, any ISO's) shall not be less than 100% of the fair market value (determined in accordance with procedures established by the Compensation Committee, the "fair market value") of a share of common stock on the date the option is granted.

  (iii) Options shall be exercised in whole or in part by written notice to the Company (to the attention of the Secretary of the Company) and payment in full of the option price. Payment of the option price may be made, at the discretion of the optionee, and to the extent permitted by the Compensation Committee, (A) in cash (including check, bank draft, or money order), (B) in common stock (valued at the fair market value thereof on the date of exercise), (C) by a combination of cash and common stock or (D) with any other consideration.

  (b) SAR

  (i) An SAR shall entitle its holder to receive from the Company, at the time of exercise of such right, an amount equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the Compensation Committee multiplied by the number of shares of common stock as to which the holder is exercising the SAR. SARs may be in tandem with any previously or contemporaneously granted option or independent of any option. The specified price of a tandem SAR shall be the option price of the related option. The amount payable may be paid by the Company in common stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine, which determination shall be made after considering any preference expressed by the holder.

  (ii) An SAR shall be exercised by written notice to the Company (to the attention of the Secretary of the Company) at any time prior to its stated expiration. To the extent a tandem SAR is exercised, the related option will be cancelled and, to the extent the related option is exercised, the tandem SAR will be cancelled.

  (c) Incentive Awards of Restricted Stock.

  (i) Shares of common stock may be awarded to participants, subject to this paragraph 3(c) and such other terms and conditions as the Compensation Committee may prescribe (such shares being called "restricted stock"). Each certificate for restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company.

  (ii) There shall be established for each restricted stock award a restriction period (the "restriction period") of such length as shall be determined by the Compensation Committee. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, during the restriction period. Except for such restrictions on transfer and such other restrictions as the Compensation Committee may impose, the participant shall have all the rights of a holder of common stock as to such restricted stock. The Compensation Committee, in its sole discretion, may permit or require the payment of cash dividends to be deferred and, if the Compensation Committee so determines, reinvested in additional restricted stock or otherwise invested. At the expiration of the restriction period, the Corporation shall redeliver to the participant (or the participant's legal representative or designated beneficiary) the certificates deposited pursuant to paragraph 3(c)i).

  (iii) Except as provided by the Compensation Committee at the time of grant or otherwise, upon a termination of employment for any reason during the restriction period all shares of common stock still subject to restriction shall be forfeited by the participant.

  (d) Other Awards.

  (i) Other awards, including, without limitation, performance shares, convertible debentures, other convertible securities and other forms of awards measured in whole or in part by the value of common stock, the performance of the participant or the performance of the Company, may be granted under this Plan. Such awards may be payable in common stock, cash or both, and shall be subject to such restrictions and conditions, as the Compensation Committee shall determine. At the time of any such award, the Compensation Committee shall, if applicable, determine a performance period and performance goals to be achieved during the performance period, subject to such later revisions as the Compensation Committee shall deem appropriate to reflect significant unforeseen events such as changes in laws, regulations or accounting practices, unusual or non-recurring items or occurrences. Following the conclusion of each performance period, the Compensation Committee shall determine the extent to which performance goals have been attained or a degree of achievement between maximum and minimum levels during the performance period in order to evaluate the level of payment to be made, if any.

  (ii) A participant may elect to defer all or a portion of any such award in accordance with procedures established by the Compensation Committee. Deferred amounts will be subject to such terms and conditions and shall accrue such yield thereon (which may be measured by the fair market value of the common stock and dividends thereon) as the Compensation Committee may determine. Payment of deferred amounts may be in cash, common stock or a combination thereof, as the Compensation Committee may determine. Deferred amounts shall be considered an award under this Plan. The Compensation Committee may establish a trust to hold deferred amounts or any portion thereof for the benefit of participants.

  4. Adjustments for Changes in Capitalization or Corporate Reorganizations. Appropriate adjustments shall be made by the Compensation Committee in the maximum number and kind of shares of common stock to be issued under this Plan, and in the number and kind of shares of common stock that are the subject of any option, SAR, restricted stock or other award under this Plan, to give effect to any stock splits, stock dividends and other relevant changes in capitalization occurring after the effective date of this Plan. If the Company shall effect a merger, consolidation or other reorganization, pursuant to which the outstanding shares of common stock shall be exchanged for other shares or securities of the Company or of another corporation which is a party to such merger, consolidation or other reorganization, the Company shall use its best efforts to provide in any agreement or plan which it enters into or adopts to effect any such merger, consolidation or other reorganization that: (1) any holder of restricted stock issued pursuant to this Plan shall receive in such transaction, subject to substantially the same restrictions in transferability as apply to such restricted stock, the kind and number of shares or other securities of the Company or such other corporation which is issuable to the owner of a like number of unrestricted shares of common stock; (2) any optionee under this Plan shall have the right (a) to purchase, at the aggregate option price provided for in his option agreement and on the same terms and conditions, the kind and number of shares or other securities of the Company or such other corporation which would have been issuable to him in respect of the number of shares of common stock which were subject to such option immediately prior to the effective date of such merger, consolidation or other reorganization if such shares had been then owned by him, and (b) to exercise SARs with respect to such shares in lieu of such purchase to the extent such optionee had such rights with respect to the options outstanding immediately prior to the effective date of such merger, consolidation or other reorganization; and (3) any holder of any other award under this Plan shall receive in such transaction such kind and number of shares or other securities of the Company or such other corporation as the Compensation Committee deems equitable and appropriate. Any adjustment with respect to options required by this Section 4 shall be effected in such manner that the difference between the aggregate fair market value of the shares or other securities subject to the options immediately after giving effect to such adjustment and the aggregate option price of such shares or other securities shall be substantially equal to (but shall not be more than) the difference between the aggregate fair market value of the shares subject to such options immediately prior to such adjustment and the aggregate option price of such shares. Any adjustments made under this Section 4 shall be determined by the Compensation Committee.

  If the provision in the first paragraph above, insofar as it related to options or SARs, has not been made with respect to any of the options or SARs issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the options and SARs outstanding under this Plan shall thereupon become exercisable in full. If the provision for restricted stock described in the first paragraph above has not been made with respect to any of the restricted stock issued pursuant to this Plan by the date ten days prior to the scheduled effective date of such merger, consolidation or other reorganization, then the restrictions on the transfer, assignment, pledge or other encumbrance of such restricted stock as to which such provision has not been made shall thereupon lapse as of such date.

  Upon the approval by the shareholders of the Company of a merger, consolidation or other reorganization pursuant to which the outstanding shares of common stock are to be exchanged for cash, or upon the adoption by the shareholders of the Company of a plan of complete liquidation, the restrictions on the transfer, assignment, pledge or other encumbrance of restricted stock issued pursuant to this Plan shall thereupon lapse, and all options outstanding under this Plan shall thereupon become exercisable in full.

  5. Miscellaneous Provisions.

  (a) Administration. This Plan shall be administered by the Compensation Committee. Subject to the limitations of this Plan, the Compensation Committee shall have the sole and complete authority: (i) to select participants in this Plan, (ii) to make awards in such forms and amounts as it shall determine,
(iii) to impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) to interpret this Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan, (v) to correct any defect or omission or to reconcile any inconsistency in this Plan or in any award granted hereunder and (vi) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of this Plan. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. All expenses associated with this Plan shall be borne by the Company, subject to such allocation to its subsidiaries and operating units as it deems appropriate. The Compensation Committee may, to the extent that any such action will not prevent this Plan from complying with Rule 16b-3 of the Securities and Exchange Act of 1934, as amended ("Rule 16b-3"), delegate any of its authority hereunder to such person as it deems appropriate. The Compensation Committee may also establish a "cashless exercise" program with a third party brokerage firm pursuant to which, at the discretion of the Compensation Committee, options hereunder may be exercised, subject to any restrictions imposed by the Compensation Committee.

  (b) Non-Transferability. Subject to the provisions of paragraph 5(e), no award under this Plan, and no interest therein, shall be transferable by the participant otherwise than by will or the laws of descent and distribution. All awards shall be exercisable or received during the participant's lifetime only by the participant or the participant's legal representative. Any purported transfer contrary to this provision will nullify the award. Awards under this Plan shall not be subject to execution, attachment or other process, and no person shall be entitled to exercise any rights of a participant or possess any rights of a participant by virtue of any attempted execution, attachment or other process.

  (c) Tax Withholding. The Compensation Committee shall have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to any amount payable and/or shares of common stock issuable under this Plan, and the Compensation Committee may defer such payment or issuance unless indemnified to its satisfaction. Subject to the consent of the Compensation Committee, a participant may make an irrevocable election to have shares of common stock otherwise issuable under an award withheld, tender back to the Company shares of common stock received pursuant to an award or deliver to the Company previously-acquired shares of common stock having a fair market value sufficient to satisfy all or part of the participant's estimated tax obligations associated with the transaction. Such election must be made by a participant prior to the date on which the relevant tax obligation arises. The Compensation Committee may disapprove of any election and may limit, suspend or terminate the right to make such elections.

  (d) Listing and Legal Compliance. The Compensation Committee may suspend the exercise or payment of any award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Compensation Committee.

  (e) Beneficiary Designation. Subject to paragraph 5(b), participants may name, from time to time, beneficiaries (who may be named contingently or successively) to whom benefits under this Plan are to be paid in the event of their death before they receive any or all of such benefit. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Compensation Committee, and will be effective only when filed by the participant in writing with the Compensation Committee during the participant's lifetime. In the absence of any such designation, benefits remaining unpaid or unexercised at the participant's death shall be paid to or exercised by the participant's estate.

  (f) Rights of Participants. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation. No employee shall have a right to be selected as a participant, or, having been so selected, to be selected again as a participant.

  (g) Effective Date and Term of Plan. This Plan as amended shall be effective as of March 2, 1995, provided, however, that this Plan as amended shall cease to be effective and any awards granted hereunder and permitted only as a consequence of the amendments hereto shall become null and void if this Plan as amended is not approved by the Company's shareholders before February 28, 1996.

  (h) Amendment, Suspension and Termination of Plan. The Board or the Compensation Committee may suspend or terminate this Plan or any portion hereof at any time and may amend it from time to time in such respects as the Board or the Compensation Committee may deem advisable; provided, however, that no such amendment shall be made, without shareholder approval to the extent such approval is required by law, agreement or the rules of any exchange upon which the common stock is listed. No such amendment, suspension or termination shall impair the rights of participants under outstanding awards without the consent of the participants affected thereby or make any change that would disqualify this Plan, or any other plan of the Company intended to be so qualified, from the exemption provided by Rule 16b-3. The Compensation Committee may amend or modify any award in any manner to the extent that the Compensation Committee would have had the authority under this Plan to initially grant such award. No such amendment or modification shall impair the rights of any participant under any award without the consent of such participant.

  (i) Compliance with 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, that such provision shall be deemed null and void to the extent required to permit this Plan to comply with Rule 16b-3.

LOGOMATERIAL SCIENCES CORPORATION
    2300 EAST PRATT BOULEVARD
    ELK GROVE VILLAGE, ILLINOIS 60007

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
AND PROXY STATEMENT

MEETING DATE
JUNE 22, 1995


 YOUR VOTE IS IMPORTANT!

 Please sign and promptly return your
 proxy in the enclosed envelope.




                            LOGO
                                Printed on recycled paper

                         MATERIAL SCIENCES CORPORATION
                           2300 EAST PRATT BOULEVARD
                       ELK GROVE VILLAGE, ILLINOIS 60007

          PROXY--SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS--PROXY

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 22, 1995

                    PLEASE MARK, SIGN ON REVERSE SIDE, DATE
                      AND RETURN IN THE ENCLOSED ENVELOPE.


  The undersigned hereby appoints G. Robert Evans and E.F. Heizer, Jr., as proxies, each with full power of substitution, to represent and to vote, as designated hereon, all the shares of common stock of Material Sciences Corporation held of record by the undersigned, at the Annual Meeting of Shareholders to be held on June 22, 1995, at 10:00 a.m., CDT in the Shareholders Room on the 21st floor of Bank of America Illinois, 231 South LaSalle Street, Chicago, Illinois, or at any adjournment thereof as follows:

  Your vote for seven directors may be indicated on the reverse side. Jerome B. Cohen, Roxanne J. Decyk, Eugene W. Emmerich, G. Robert Evans, E.F. Heizer, Jr.,
J. Frank Leach and Irwin P. Pochter have been nominated for election as directors.

                (Continued and to be signed on the reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" ITEM 2 BELOW. PLEASE MARK BOX [/] OR [X]. DISCRETIONARY AUTHORITY TO CUMULATE VOTES IS BEING SOLICITED.


1. Election of directors: (duly nominated and named on the reverse side of this proxy)

  FOR ALL NOMINEES                  AUTHORITY
(except as listed to                 WITHHELD
   the contrary)                      FOR ALL

         [_]                            [_]

AUTHORITY WITHHELD FOR THE FOLLOWING ONLY (write each nominee's name in the space below).

- - -------------------------------------------------------------------------------
                                  Name(s)

 2. Approval of the proposed amendments to the Material Sciences Corporation 1992 Omnibus Stock Awards Plan for Key Employees regarding an increase in the aggregate number of shares of common stock that may be awarded, and requiring that all stock option awards be made at not less than 100% of fair market value: (mark one)

    FOR     AGAINST     ABSTAIN
    [_]       [_]         [_]

 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                               Please sign exactly as name appears.  For joint
                             accounts, all tenants should sign. Executors, administrators, trustees, etc. should so indicate when signing. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                             Dated:____________________________________, 1995


                             ------------------------------------------------
                                               Signature

                             ------------------------------------------------
                                       Signature, if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

- - --------------------------------------------
PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES
- - --------------------------------------------